Exhibit 99.(d)(2)(G)

AMERICAN BEACON FUNDS

INTERIM INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated this 29th day of December, 2023 by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Massachusetts Financial Services Company (the “Adviser”);

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series (portfolios) of shares, each having its own investment policies; and

WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees; and

WHEREAS, the Trust’s agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, pursuant to Rule 15a-4 of the Investment Company Act of 1940 the Manager desires to retain the Adviser to render interim investment management services to the Trust with respect to certain of its investment portfolios and such other investment portfolios as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively the “Portfolios”) and as described in the Trust’s registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;

WHEREAS, the Board, including a majority of the Trustees who are not interested persons of the Funds, has approved the Agreement;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. (a) Duties of the Adviser. The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios’ assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser’s discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser’s activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust’s officers and Trustees concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the Manager’s oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust’s current registration statement as amended from time to time and applicable laws and regulations. The Manager acknowledges that the Adviser is not the compliance agent for the Portfolios or the Manager, and does not have access to all of the Portfolios’ books and records necessary to perform certain compliance testing. However, to the extent the Adviser has agreed to perform the services

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specified in this Agreement, the Adviser shall perform compliance testing based upon its books and records with respect to the Portfolio(s), which comprise a portion of the Portfolios’ books and records, and upon information and written instructions received from the Portfolio(s) and/or the Manager.

The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. (With respect to any of the Portfolio assets allocated for management by the Adviser, the Manager will make the investment decisions with respect to that portion of assets which the Adviser deems should be invested in short-term money market instruments. The Manager agrees to provide this service.) The Manager will instruct the Trust’s Custodian(s) to hold and/or transfer the Portfolios’ assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term “Proper Instructions” shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s).)

The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement, and shall not be responsible for providing fund administration services, such as fund accounting and tax services, to the Portfolios.

Manager has made available or will make available to Adviser current copies and supplements thereto of the Portfolios’ Prospectus and Statement of Additional Information, and will promptly make available to it all future amendments and supplements, if any. Manager shall provide the Adviser with reasonable advance notice of (i) any change to a Portfolio’s investment objectives, policies and/or restrictions, and (ii) any change to the Trust’s compliance policies and procedures that are reasonably likely to affect the management of the Portfolios or that otherwise relate to the Adviser’s duties hereunder.

(b) Valuation. In accordance with procedures and methods established by the Board, which may be amended from time to time, the Adviser will provide reasonable assistance to the Manager in determining the fair value of all securities and other investments owned by the Portfolios, and use reasonable efforts to assist in arranging for the provision of valuation information or prices from parties independent of the Adviser with respect to the securities or other investments owned by the Portfolios for which market prices are not readily available. The Adviser will monitor the securities and other investments owned by the Portfolios for potential significant events that could affect their values and notify the Manager when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities (provided that the Adviser shall not be responsible for providing information based on valuations provided by third party services which value foreign equity securities based upon changes in one or more broad-based indices). Notwithstanding the foregoing, the Adviser shall not be responsible for any valuation determinations made with respect to the Portfolios.

(c) Compliance Matters. The Adviser, at its expense, will provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws applicable to the services provided by the Adviser hereunder as may be agreed upon by such parties from time to time. The Adviser also shall: (i) cooperate with and provide

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reasonable assistance to the Manager, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Portfolios, the Trust and the Manager; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Portfolios, the Trust and the Manager; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain best execution as described in the Trust’s current registration statement as amended from time to time. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

The Adviser acknowledges that the Manager and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the Investment Company Act of 1940, as amended, and the Adviser hereby agrees that it will not consult with any other sub-adviser to the Portfolios with respect to transactions in securities or other assets, other than for purposes of complying with Rule 12d3-1(a) or (b) under the Investment Company Act of 1940.

3. Voting Rights. Unless otherwise directed by the Manager, the Adviser shall receive and automatically exercise the voting rights with respect to any and all proxies regarding the assets in the Portfolios in the best interest of Portfolio shareholders and in accordance with the Adviser’s then current proxy voting policy and procedures, a copy of which has been provided to the Manager. The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX). The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations. The Adviser shall not be responsible for filing proofs of claim or otherwise participating in class action lawsuits or bankruptcy proceedings with respect to securities currently or previously held by the Portfolios.

4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule A to the average daily assets of the specified Portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule A, there shall be included such other assets as are specified in said Schedule A. The Trust is solely responsible for the payment of fees to the Adviser.

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5. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

6. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, summaries of their financial statements, and such other information with regard to their affairs as each may reasonably request. The Manager will periodically provide the Adviser with a list of the affiliates of the Manager, the Trust and/or the Portfolios to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Portfolios may not invest, together with ticker symbols for all such companies, and (b) any affiliated broker-dealers and any restrictions that apply to the use of those broker-dealers by the Portfolios. The Manager acknowledges that it received a copy of the Adviser’s Form ADV prior to the execution of this Agreement.

7. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager or the Trust.

8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request; provided, however, that, to the extent required by law, the Adviser may retain a copy of such records.

9. Liability of Adviser. The Adviser shall have no liability to the Trust, its shareholders or any third party arising out of or related to this Agreement except with respect to claims which occur due to any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

10. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust’s registration statement as required by law.

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11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue in effect as to each Portfolio through the earlier of (1) 150 days from the date hereof, which shall immediately follow the termination of the previous permanent Investment Advisory Agreement and change of control of the Manager, or (2) the date that a permanent replacement Management Agreement is approved by the shareholders. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

As used in this Section 11, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12. Confidentiality. (a) Each party will use non-public records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Trust, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement.

(b) Notwithstanding the foregoing, the Adviser acknowledges that the Trust has adopted a policy and procedures for disclosure of portfolio holdings information (the “Policy”) and that Adviser has received a copy of the Policy. Adviser shall not disclose to any third party the “non-public portfolio holdings” of the Portfolios, unless (1) there is a legitimate business purpose for such disclosure, (2) such third party agrees in writing with the Adviser to keep such information confidential and to not engage in trading based upon such information, and (3) clearance is obtained from the Manager prior to the disclosure. “Non-public portfolio holdings” means holdings which have not first been made public by making a filing with the Securities and Exchange Commission which is required to include such portfolio holdings information or have not otherwise been disclosed in the public domain.

(c) It is understood that any non-public information or recommendation supplied by, or produced by, the Adviser in connection with the performance of its obligations hereunder or any investment transaction undertaken by the Adviser for the Portfolios is to be regarded by the Trust and the Manager as confidential and for use only by the Manager and the Portfolios.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Portfolios’ shareholders to the extent required by the 1940 Act and the rules and interpretations thereunder.

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15. Governing Law. This Agreement shall be governed by the laws of Texas.

16. Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Portfolio, the obligations hereunder shall be limited to the respective assets of that Portfolio. The Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Massachusetts Financial Services Company		American Beacon Advisors, Inc.

By:	/s/ Carol W. Geremia	By:	/s/ Paul B. Cavazos
Name:	Carol W. Geremia		Paul B. Cavazos
Title:	President		Senior Vice President

American Beacon Funds

By:	/s/ Jeffrey K. Ringdahl
Name:	Jeffrey K. Ringdahl
Title:	President
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Schedule A

To the

American Beacon Funds

Interim Investment Advisory Agreement

Among

American Beacon Funds

American Beacon Advisors, Inc.

and

Massachusetts Financial Services Company

American Beacon Funds (the “Trust”) shall pay compensation to Massachusetts Financial Services Company (the “Adviser”) pursuant to Section 4 of the Interim Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the American Beacon Large Cap Value Fund in accordance with the following annual percentage rates:

First $100 million [  ]%

Next $400 million [  ]%

Next $1 billion [  ]%

Over $1.5 billion [  ]%

In calculating the amount of large cap value assets under management solely for purposes of calculating the applicable percentage rate, there shall be included all other large cap value assets of the Manager’s clients also under management by the Adviser.

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Dated: as of December 29, 2023

Massachusetts Financial Services Company		American Beacon Advisors, Inc.

By:	/s/ Carol W. Geremia	By:	/s/ Paul B. Cavazos
Name:	Carol W. Geremia		Paul B. Cavazos
Title:	President		Senior Vice President

American Beacon Funds

By:	/s/ Jeffrey K. Ringdahl
Name:	Jeffrey K. Ringdahl
Title:	President
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